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                                                                EXHIBIT 3.1


     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 12:00 PM 10/03/2000
   001498321 -- 2274857

                           CERTIFICATE OF AMENDMENT OF
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                          CLAYTON WILLIAMS ENERGY, INC.

    Clayton Williams Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

    FIRST: That by Written Consent of the Board of Directors of Clayton Williams Energy, Inc. (the "Board") dated as of August 15, 2000 resolutions were duly adopted setting forth a proposed amendment of the Second Restated Certificate of Incorporation of Clayton Williams Energy, Inc., as amended (the "Certificate of Incorporation") to increase the number of shares of authorized common stock of the Corporation from fifteen million (15,000,000) shares to thirty million (30,000,000) shares and declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The amendment to the Certificate of Incorporation amends Section 1 of Article IV of the Second Restated Certificate of Incorporation in its entirety to read as follows:

        SECTION 1. AUTHORIZED SHARES. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is thirty-three million (33,000,000), of which (i) thirty million (30,000,000) shall be common stock, par value $.10 per share; and (ii) three million (3,000,000) shall be preferred stock, par value $.10 per share.

        The preferred stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. Upon adoption of such resolution or resolutions, a Certificate of Designations shall be prepared and filed in accordance with the Act. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.

    SECOND: That thereafter, pursuant to a resolution of the Board, said amendment was presented to the stockholders of the Corporation at a special meeting of stockholders held on September 20, 2000, at which the stockholders of the Corporation approved said amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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    IN WITNESS WHEREOF, this Certificate of Amendment has been executed by
Clayton Williams, President and Chief Executive Officer, and Mel G. Riggs, Secretary, as of the 27th day of September, 2000.


                                       /s/ Clayton W. Williams
                                       --------------------------------------
                                       CLAYTON W. WILLIAMS, President and
                                       Chief Executive Officer

ATTEST:

/s/ Mel G. Riggs, Secretary
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MEL G. RIGGS, Secretary



























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